                             REIMBURSEMENT AGREEMENT

         REIMBURSEMENT AGREEMENT (this "Agreement"), dated as of [ ], 2003, between (i) The Bank of New York, not in its individual capacity, but solely as trustee of the Equity Gold Trust (the "Trust"), a trust established pursuant to that certain Trust Indenture, effective [ ], 2003 (the "Indenture"), and (ii)
UBS Securities LLC, a Delaware limited liability company ("UBS").

         Pursuant to the Indenture, the Trust hereby agrees to reimburse UBS and such other persons as are specified in Section 8(a) of the distribution agreement (the "Distribution Agreement"), between the Sponsor and UBS, dated [
], 2003 (the "Indemnified Persons"), to the extent the World Gold Trust
Services, LLC, a Delaware limited liability company (the "Sponsor"), does not pay such amounts when due under Section 8(a)(i), (ii), and (iii) of the
Distribution Agreement (including any amount in contribution thereof that may be owed to any of the Indemnified Persons pursuant to Section 8(c) thereof) (the
"Obligation"), and the Trust agrees to pay any and all expenses (including reasonable and documented counsel fees and expenses) incurred by UBS in enforcing its rights under this Agreement.

         The obligations of the Trust under this Agreement are absolute and unconditional irrespective of the value, genuineness, validity, regularity or enforceability of the Distribution Agreement or any other agreement or instrument referred to herein, or any substitution, release or exchange of any guarantee of the Obligation, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this clause that the obligations of the Trust hereunder shall be absolute and unconditional under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the
Trust hereunder which shall remain absolute and unconditional as described above:

         (a)      at any time or from time to time, without notice to Trust, the time for any performance of or compliance with the Obligation shall be extended, or such performance or compliance shall be waived;

         (b)      any act taken by any party to any other agreement or
                  instrument referred to herein pursuant to the provisions
                  thereof;

         (c)      the Obligation shall be modified, supplemented or amended in any respect, or any right under the Distribution Agreement or any other agreement or instrument referred to herein shall be waived or any guarantee of the Obligation shall be released or exchanged in whole or in part or otherwise dealt with; or

         (d)      any bankruptcy, insolvency, reorganization, arrangement,
                  readjustment of debt, liquidation or dissolution proceeding commenced by or against the Sponsor, the Trust or any other
                  Person, including any discharge of, or bar or stay against collecting, all or any part of the Obligation in or as a
                  result of any such proceeding.

         The Trust hereby expressly waives promptness, diligence, presentment, demand of payment, protest, notice of acceptance and any other notices whatsoever, and any requirement that UBS exhausts any right, power or remedy or proceed or take any other action against (i) the Sponsor under the Distribution
Agreement or in respect of any claim for payment against the Sponsor or any of its assets or under any other agreement or instrument referred to herein or (ii)
any other Person under any other guarantee of or claim for payment of the
Obligation.

         The obligations of the Trust under this Agreement shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Sponsor in respect of the Obligation is rescinded or must be otherwise restored by UBS, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

         Until final payment and satisfaction in full of the Obligation, the
Trust hereby waives all rights of subrogation or contribution, whether arising by contract [as set forth in Section 10.05 of the Trust Indenture] or operation of law (including, without limitation, any such right arising under any bankruptcy, insolvency or similar law) or otherwise by reason of any payment by it pursuant to the provisions of this Agreement and further agrees with UBS that
UBS shall have no obligation whatsoever in respect of any such payment by the
Trust under this Agreement (including any obligation to repay to the Trust any portion of such payment), and the Trust hereby irrevocably releases UBS from any such obligation.

         The undertaking in this Agreement is a continuing undertaking, and shall apply to the Obligation whenever arising.

         UBS agrees to indemnify, defend and hold harmless the Trust from and against any loss, damage, expense, liability or claim (including the reasonable cost of investigation) which, jointly or severally, the Trust may incur under the Securities Act of 1933, as amended, the Exchange Act of 1934, the common law or otherwise, insofar as such loss, damage, expense, liability or claim arises out of or is based upon any untrue statement or alleged untrue statement of a material fact contained in and in conformity with information furnished in writing by or on behalf of UBS to the Trust expressly for use in the
Registration Statement (as defined in the Distribution Agreement) (or in the
Registration Statement as amended by any post-effective amendment thereof by the
Trust) or in a Prospectus (as defined in the Distribution Agreement), or arises out of or is based upon any omission or alleged omission to state a material fact in connection with such information required to be stated in such
Registration Statement or such Prospectus or necessary to make such information not misleading.

         All notices and communications provided for hereunder shall be in writing (including telegraphic or telecopy) and mailed, telecopied or delivered by hand to it, if to the Trust, addressed to it at The Bank of New York,
[address], Attention: [ ] if to UBS, at UBS Securities LLC, 299 Park Avenue, New
York, NY, 10171-0026, Attention: [ ].

         This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. The Trust hereby irrevocably and unconditionally submits to the nonexclusive jurisdiction of any New York State court or federal court of the United State of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement. Any amendment to this Agreement must be agreed in writing and signed by both parties hereto.

         IN WITNESS WHEREOF, the Trust has caused this Agreement to be duly executed and delivered as of the date first above written.

                                         The Bank of New York, as Trustee for
                                         the EQUITY GOLD TRUST

                                         By:
                                         Name:
                                         Title:

ACKNOWLEDGED:

UBS Securities LLC
By:
Name:
Title: